Exhibit 99.1

Consolidated Statements of Comprehensive Income (Loss)

(amounts in thousands)

	For the Years Ended December 31,
	2011	2010	2009
Net income (loss)	$10,381	($69,725)	($30,612)
Other comprehensive income:
Net change in unrealized loss on auction rate and marketable securities	24	15	990

Total other comprehensive income	24	15	990

Comprehensive income (loss)	$10,405	($69,710)	($29,622)